UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2015

HORIZON LINES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001- 32627	74-3123672
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2550 West Tyvola Road, Suite 530, Coliseum 3

Charlotte, NC 28217

(Address of principal executive offices, including zip code)

(704) 973-7000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

On February 25, 2015, at a special meeting (the “Special Meeting”) of stockholders of Horizon Lines, Inc., a Delaware corporation (the “Company”), the Company’s stockholders approved the proposal to adopt the Agreement and Plan of Merger, dated November 11, 2014 ( as amended, the “Merger Agreement”), by and among the Company, Matson Navigation Company, Inc., a Hawaii corporation (“Parent”), and Hogan Acquisition Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly-owned subsidiary of Parent.

The approval to adopt the Merger Agreement required the affirmative vote of holders of a majority of the shares of the Company’s common stock outstanding as of the close of business on January 27, 2015, the record date for the Special Meeting. The approval of, on an advisory (non-binding) basis, certain compensation that will or may become payable by the Company to its named executive officers in connection with the Merger (referred to as Merger-Related Executive Compensation) required the affirmative vote of holders of a majority of the shares of the Company’s common stock present at the Special Meeting, either in person or by proxy, and entitled to vote on the proposal, and was not a condition to the completion of the Merger. Finally, the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement, was not submitted for a vote.

The issued and outstanding shares of Company common stock entitled to vote at the Special Meeting consisted of 40,540,047 shares. Set forth below, with respect to each such proposal, are the number of votes cast for or against and the number of abstentions.

Proposal 1: Adopt the Merger Agreement

FOR	AGAINST	ABSTAIN
34,884,148	167,948	7,354

Proposal 2: Approve on Advisory (Non-Binding) Basis, the Merger-Related Executive Compensation

FOR	AGAINST	ABSTAIN
33,902,078	328,085	829,287

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HORIZON LINES, INC.

By:	/s/ Michael T. Avara

	Name:	Michael T. Avara

	Title:	Executive Vice President and Chief Financial Officer

Date: February 25, 2015

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